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                                                                  EXHIBIT 10.108


March 7, 2008

Thomas M. Costello, Jr.
Compuware Corporation
One Campus Martius
Detroit, MI 48226

Dear Tom:

In consideration of your years of service to Compuware and for your continued service to Compuware as an employee in a consulting role, the Company makes the following offer to you:

    1. You will be paid your current net salary through March 31, 2008;

    2. Your Medical, Vision, Dental, and Life Insurance coverage will cease as of 12:01 a.m., March 10, 2008. All other Compuware benefits will cease as of 12:01 a.m., March 8, 2008. Under Federal Law (COBRA), you have the right to continue your group health insurance at your own expense. A notice outlining your COBRA rights will be mailed to your home. In addition, you have the right to convert your group life insurance to an individual policy at your own expense. You will receive life insurance conversion information from our insurance carrier via U.S. mail. To exercise this right, you must do so within thirty-one (31) days from your life insurance termination date of March 10, 2008.

    3. Effective April 1, 2008, you will be paid a gross annual salary of $50,000 for four years unless terminated earlier by Compuware at its sole discretion;

    4. You will receive your Long-Term Incentive Cash Award for FY '06 paid in accordance with the terms of the Executive Incentive Plan. You will not be entitled to any other payments under any Executive Incentive Plan; and

    5. All of your unvested stock options will continue to vest pursuant to the vesting periods set forth in the applicable Stock Option Agreements. Vested stock options must be exercised by you no later than the relevant expiration date set forth in the applicable Stock Option Agreements.

    6. Your company-issued laptop computer will now become your property.

With the exception of #6 above, Compuware reserves the right to terminate this agreement at any time without prior notice for any reason.

Sincerely,

/s/  Peter Karmanos, Jr.
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Peter Karmanos, Jr.
Chairman and CEO

I agree and accept the terms of this letter agreement:

By:    /s/  Thomas M. Costello, Jr.            Date:    March 7, 2008
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            Thomas M. Costello, Jr.